Exhibit 1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 23, 2011, by and among Strategic Turnaround Equity Partners, L.P. (Cayman), a Cayman Islands limited partnership (“STEP”), Bruce R. Galloway (“Galloway”), Gary L. Herman (“Herman”), RexonGalloway Capital Growth, a New Jersey limited liability company (“RexonGalloway”), Jacombs Investments, Inc., a Delaware corporation (“Jacombs Investments”), FBR, Inc., a New York corporation (“FBR”) (each of the foregoing parties, a “Seller”; and collectively, the “Sellers”), Herman, as the Sellers’ Representative (as defined in Section 10.1 hereof), and St. George Investments, LLC, an Illinois limited liability company (the “Buyer”).
RECITALS
     WHEREAS, STEP owns 464,679 shares of common stock of United American Healthcare Corporation, a Michigan corporation (the “Company”);
     WHEREAS, Galloway owns, through his Individual Retirement Account, 299,385 shares of common stock of the Company;
     WHEREAS, Herman owns 4,350 shares of common stock of the Company;
     WHEREAS, RexonGalloway owns 2,930 shares of common stock of the Company;
     WHEREAS, Jacombs Investments owns 1,757 shares of common stock of the Company;
     WHEREAS, FBR owns 1,050 shares of common stock of the Company;
     WHEREAS, the Sellers in the aggregate own 774,151 shares of common stock of the Company (such shares, the “Shares”);
     WHEREAS, the Sellers, Buyer and others have entered on the date hereof into a Reimbursement Agreement and Mutual Release (the “Reimbursement Agreement”); and
     WHEREAS, in connection with the settlement contemplated in the Reimbursement Agreement, each Seller desires to sell to Buyer, and Buyer desires to purchase from such Seller, all of the shares of common stock of the Company owned by such Seller, as set forth in the foregoing recitals, on the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, for and in consideration of the premises and the respective covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:
SECTION 1. PURCHASE AND SALE OF SHARES.
     1.1. Purchase and Sale. Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 2.1 hereof), each Seller shall sell and assign to Buyer, and Buyer shall purchase from such Seller, all of the Shares owned by such Seller, as set forth above in the recitals hereto. Each Seller acknowledges that such Shares constitute all of the Shares owned by such Seller.
     1.2. Purchase Price. The purchase price for the sale of the Shares by the Sellers to Buyer is $0.20112 per Share. The aggregate Purchase Price to be paid by Buyer to the Sellers’ Representative on behalf of Sellers for the Shares is $155,697.25 (the “Purchase Price”), payable as provided in Section 2.1.
SECTION 2. CLOSING.
     2.1. Place, Date and Time. The Closing of the purchase and sale of the Shares (the “Closing”) will occur simultaneously with the closing of the Reimbursement Agreement, provided that all of the conditions set forth in Sections 6, 7 and 8 hereof have been satisfied or waived, or at such other time and on such other date as may be mutually agreed upon in writing by Buyer and the Sellers’ Representative (such time and date of the Closing fixed in or pursuant to the provisions of this Section 2.1 being referred to herein as the “Closing Date”).
     2.2. Payment for Shares. At the Closing, subject to the satisfaction or waiver of the conditions precedent contained in Sections 6, 7 and 8 hereof, the Sellers’ Representative shall deliver to Buyer, free and clear of all liens, pledges, claims and other encumbrances, all 774,151 Shares, either electronically to an account designated by Buyer or in certificated form, with the certificates duly endorsed to Buyer or with duly executed separate stock powers in favor of Buyer attached thereto, against the payment of the Purchase Price by Buyer. The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the bank account of the Sellers’ Representative designated in writing by the Sellers’ Representative to Buyer prior to the Closing. Upon receipt of the Purchase Price from Buyer, the Sellers’ Representative shall distribute the Purchase Price to the Sellers in proportion to their Shares.
SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS.
     Each Seller hereby represents and warrants to Buyer as follows, knowing and intending that Buyer is relying on the following representations and warranties in executing this Agreement:
     3.1 Binding Obligations. Assuming due execution by each party thereto other than such Seller, this Agreement constitutes, and the instruments and documents to be executed by such Seller pursuant hereto, upon execution and delivery thereof, will constitute, the legal, valid and binding obligations of such Seller, enforceable against him or it in accordance with their respective terms.
     3.2 Title to the Shares. Such Seller is the legal and beneficial owner of the Shares that are specified as owned by such Seller in the recitals hereto, free and clear of all liens, claims, charges and encumbrances. No Seller, and no principal, Affiliate (as defined in the next sentence) or associate of any Seller, owns, directly or indirectly, beneficially or otherwise, any shares of common stock of the Company other than the Shares. An “Affiliate” with respect to a specified person means (y) any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person and (z) any family member, including any parent, sibling or child, of the specified person.
     3.3 Representations and Warranties of STEP, Galloway and Herman. STEP, Galloway and Herman, on behalf of themselves, acknowledge that they are financially sophisticated and knowledgeable about the Company, its business and affairs, its management and its prospects, and on behalf of themselves and the other Sellers, acknowledge that they have had the opportunity to inquire of the Company regarding its business and financial prospects.
SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer hereby represents and warrants to the Sellers, knowing and intending that the Sellers are relying on the following representations and warranties in executing this Agreement that, assuming due execution thereof by each party thereto other than Buyer, this Agreement constitutes, and the instruments and documents to be executed by Buyer pursuant hereto, upon execution and delivery thereof, will constitute, valid and binding contracts of Buyer, enforceable against it in accordance with their respective terms.
SECTION 5. COVENANTS OF SELLERS.
     Each Seller covenants and agrees to use his or its best efforts to cause all of the conditions precedent to the obligations of Buyer under this Agreement to be satisfied on or prior to the Closing Date.
SECTION 6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.
     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing:
     6.1. Representations, Warranties and Covenants. All representations and warranties made by Sellers in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date, and Sellers shall have performed and complied with all covenants and agreements that Sellers are required by this Agreement to perform or comply with prior to the Closing Date.
     6.2. Transfer of the Shares. All of the certificates for the Shares shall have been delivered for transfer to Buyer on the Closing Date, duly endorsed by Sellers to Buyer or with duly executed stock powers in favor of Buyer attached, free and clear of all liens, encumbrances, charges, assessments and adverse claims.
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.
     The obligations of Sellers hereunder are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Sellers Representative in writing:

     7.1. Representations, Warranties and Covenants. All representations and warranties made by Buyer in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on the Closing Date, and
Buyer shall have performed and complied with all covenants and agreements that Buyer is required by this Agreement to perform or comply with or satisfy prior to or on the Closing Date.
     7.2. Delivery of Purchase Price. Buyer shall have tendered to the Sellers Representative, at the Closing, the Purchase Price, in the form described in Section 2.2 hereof.
SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH PARTIES.
     The obligations of Buyer and Sellers hereunder are each subject to the satisfaction, as of the Closing Date, of each of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Buyer and the Sellers’ Representative in writing.
     8.1. Reimbursement Agreement. The Reimbursement Agreement shall have been executed.
     8.2. No Injunction, Etc. There shall not be in effect any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body, or any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority after the date of this Agreement, which prohibits the consummation of the transactions contemplated hereby.
     8.3. Other Legal Action. No governmental agency or body or other person shall have instituted or notified the Company, either party hereto or any of their affiliates of its intention or threat to institute any suit, action or legal or administrative proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement.
SECTION 9. NOTICES.
     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered to the party to whom notice is to be given, or on the third business day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

If to Buyer:	St. George Investments, LLC
303 East Wacker Drive, Suite 1200
Chicago, IL 60601
Facsimile No.: (312) 819-9701
Attention: John M. Fife

With a copy to:	Eric M. Fogel
Lathrop & Gage LLP
100 N. Riverside Plaza, Suite 2100

Chicago, IL 60606
Facsimile No.: (312) 920-3301

If to any Seller:	Galloway Capital Management LLC
720 Fifth Avenue, 10th Floor
New York, NY 10019
Facsimile No.: (212) 247-1498

With a copy to:	Thomas J. Fleming
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Facsimile No.: (212) 451-2222
Any party may change his address for purposes of this Section 9 by giving the other party notice of the new address in the manner set forth above.
SECTION 10. SELLERS’ REPRESENTATIVE.
     10.1. Appointment. Each Seller constitutes and appoints the person or entity identified as the Sellers’ Representative in the preamble hereto as its representative (the “Sellers’ Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:
     (a) to act on such Seller’s behalf in the absolute discretion of Sellers’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement, and including receipt of delivery of the Purchase Price from the Buyer; and
     (b) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.
This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Section 10. Each Seller agrees that Sellers’ Representative shall have no obligation or liability to any person for any action taken or omitted by Sellers’ Representative in good faith, and each Seller shall indemnify and hold harmless Sellers’ Representative from, and shall pay to Sellers’ Representative the amount of, or reimburse Sellers’ Representative for, any loss that Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers’ Representative under this Agreement.

     10.2. Buyer’s Reliance. Buyer shall be entitled to rely upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.
SECTION 11. MISCELLANEOUS.
     11.1. Headings. The subject headings contained in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
     11.2. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any prior agreements, representations and understandings of the parties. There are no representations or warranties made in connection with the sale of the Shares except those expressly set forth herein. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     11.3. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement shall survive the Closing for all purposes.
     11.4. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     11.5. Parties in Interest; Assignment, Etc. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights herein shall be assigned by Buyer or any Seller without the consent of the other. No such assignment shall relieve the assignor of any of his obligations under this Agreement.
     11.6. Exclusive Benefits. Nothing in this Agreement is intended to confer, either expressly or by implication, any rights or remedies on any persons other than the parties hereto and their respective successors and assigns.
     11.7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:

STRATEGIC TURNAROUND EQUITY PARTNERS, L.P. (CAYMAN)

By:	Galloway Capital Management LLC, its General Partner

	By:	/s/ Gary Herman

	Name:	Gary Herman
	Title:	Managing Member

/s/ Bruce R. Galloway

Bruce R. Galloway

/s/ Gary L. Herman

Gary L. Herman

REXONGALLOWAY CAPITAL GROWTH, LLC

By:	/s/ Bruce R. Galloway

Name:	Bruce R. Galloway
Title:	Member

JACOMBS INVESTMENTS, INC.

By:	/s/ Bruce R. Galloway

Name:	Bruce R. Galloway
Title:	President

FBR, INC.

By:	/s/ Gary L. Herman

Name:	Gary L. Herman
Title:	President

SELLERS’ REPRESENTATIVE:

/s/ Gary L. Herman

Gary L. Herman

BUYER:

ST. GEORGE INVESTMENTS, LLC

By:	Fife Trading, Inc., its Manager

	By:	/s/ John M. Fife

	Name:	John M. Fife
	Title:	President